      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 17, 2000
                                         REGISTRATION STATEMENT NO. 333-________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------
                          e.spire COMMUNICATIONS, INC.
             (Exact name of Registrant as specified in its charter)

              DELAWARE                                                                                   52-1947746
   (State or other jurisdiction of                                                                    (I.R.S. Employer
   incorporation or organization)                                                                  Identification Number)

                       12975 WORLDGATE DRIVE                                              JULIETTE PRYOR, ESQ.
                      HERNDON, VIRGINIA 20170                                         e.spire COMMUNICATIONS, INC.
                           (703) 639-6000                                                12975 WORLDGATE DRIVE
(Address, including zip code, and telephone number, including area                      HERNDON, VIRGINIA 20170
        code, of registrant's principal executive offices)                                   (703) 639-6000
                                                                      (Address, including zip code, and telephone number, including area code, of agent for service)

                               ------------------
                                 WITH COPIES TO:

                             KEVIN T. COLLINS, ESQ.
                              Dorsey & Whitney LLP
                                 250 Park Avenue
                               New York, NY 10177
                                 (212) 415-9200

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended ("the Securities Act") check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                               ------------------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
    TITLE OF SECURITIES TO BE REGISTERED       AMOUNT TO       PROPOSED MAXIMUM    PROPOSED MAXIMUM AGGREGATE        AMOUNT OF
                                             BE REGISTERED     OFFERING PRICE(1)        OFFERING PRICE(1)        REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value.....               46,444              $3.9375                 $182,873.25               $49.00
====================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee, based upon the average of the high and low sales prices of the common stock on the Nasdaq National Market on May 12, 2000, pursuant to Rule 457(c) under the Securities Act.

       THIS REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   Subject to Completion, Dated May 17, 2000

PRELIMINARY PROSPECTUS

                                  46,444 SHARES
                          e.spire COMMUNICATIONS, INC.
                                  COMMON STOCK
                                   -----------

         The shareholders listed in this prospectus are offering an aggregate of 46,444 shares of our common stock. The common stock offered by this prospectus was issued to the selling shareholder in a transaction exempt from registration under the Securities Act. We will not receive any of the proceeds from the sale of this common stock.

         The shares of common stock being offered by the selling shareholder may be sold from time to time in transactions on the Nasdaq National Market, in the over-the-counter market or in negotiated transactions. The selling shareholder directly, or through agents or dealers designated from time to time, may sell the common stock offered by him at fixed prices, at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.

         Our common stock is listed on the Nasdaq National Market under the symbol "ESPI." On May 16, 2000, the last reported sale price of the common stock on the Nasdaq National Market was $4.9375 per share.

                                   -----------

                  INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                   -----------

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   -----------




                                           , 2000

                                TABLE OF CONTENTS

                                                                           PAGE

Special Note Regarding Forward-Looking Statements .....................      2
Where You Can Find More Information About Us ..........................      4
Our Company ...........................................................      5
Risk Factors ..........................................................      7
Use of Proceeds .......................................................     14
Selling Shareholder ...................................................     15
Plan of Distribution ..................................................     16
Legal Matters .........................................................     16
Experts ...............................................................     16

                              --------------------

         In this prospectus, "e.spire," the "company," "we," "us," and "our" refer to e.spire Communications, Inc.

                              --------------------

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholder is offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

                              --------------------

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains or incorporates by reference "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements include, among others:

  - statements concerning the benefits that we expect will result from the business activities and certain transactions we have completed.

  - other statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

         These statements may be made expressly in this document, or may be incorporated by reference to other documents we have filed with the SEC. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," estimates," or similar expressions used in this prospectus or incorporated by reference in this prospectus.

         These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied by us in those statements. The important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, those listed under "Risk Factors" elsewhere in this prospectus and under "Management's Discussion and Analysis of Financial Condition and Results of Operation" in our report on Form 10-K which is incorporated by reference in this prospectus. These factors include, among others, the degree of our financial leverage, risks associated with acquisitions and the integration of businesses purchased, the impact of restriction under our financial instruments, dependence on availability of transmission facilities, regulation risks including the impact of the Telecommunications Act of 1996, contingent liabilities, the impact of competitive services and pricing and our ability to successfully implement our strategies.

         The most important factors that could prevent us from achieving our stated goals include, but are not limited to, the following:

  - operating and financial risks related to managing rapid growth and sustaining operating cash flow to meet our debt service requirements, and making capital expenditures;

  -      potential fluctuation in quarterly results;

  -      compliance with the debt covenants;

  -      obtaining additional capital to finance operations;

  -      attracting and retaining management;

  -      intense competition in the communications services market;

  -      dependence on new product and services development;

  -      rapid and significant changes in technology and markets;

  - adverse changes in the regulatory or legislative environment affecting our business;

  -      failure to maintain necessary rights of way; and

  -      volatility of stock price.

         Because these forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. We caution you not to place undue reliance on the statements, which speak only as of the date of this prospectus or, in the case of documents incorporated by reference, the date of the document.

         The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We undertake no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Commission at the Public Reference Room at the Commission, at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information concerning the Public Reference Room. The Commission also makes these documents available on its web site at http://www.sec.gov. Our common stock is quoted on the Nasdaq National Market and documents filed by us are also available at the offices of the Nasdaq Stock Market, 1735 K Street N.W., Washington, D.C. 20006.

         We have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended, relating to the common stock offered by this prospectus. This prospectus constitutes a part of the registration statement but does not contain all of the information set forth in the registration statement and its exhibits. For further information, we refer you to the registration statement and its exhibits.

         The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to another document we have filed with the Commission. The information incorporated by reference is an important part of this prospectus and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following:

         - The description of common stock contained in the Registration Statement on Form 8-A filed with the Commission on December 23, 1994, including any amendments or reports filed for the purpose of updating this information;

         - Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed with the Commission on April 14, 2000;

         - Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000 filed with the Commission on May 15, 2000; and

         - Any future filings we make with the Commission until the selling shareholder sells all of the common stock offered by him pursuant to the prospectus.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

                           e.spire Communications, Inc.
                           12975 Worldgate Drive
                           Herndon, Virginia  20170
                           (Telephone No. 703-639-6000)
                           Attention: Investor Relations

                                   OUR COMPANY

         e.spire Communications, Inc., formed in 1993, seeks to be a leading facilities-based integrated communications provider to businesses. We currently operate in 38 markets throughout the United States where we have state-of-the-art local fiber optic networks. Our wholly-owned subsidiary, Cybergate, an internet service provider, delivers high-speed data communications services, that provide both commercial and residential customer access to the Internet through their personal computer and the use of a modem. By the end of 1997, we had become one of the first competitive local exchange carriers, commonly referred to in our industry as CLECs, to combine the provision of dedicated local and long distance voice services with frame relay, asynchronous transfer mode, also referred to as ATM, and internet services. This suite of telecommunications services emphasizes data capabilities in addition to traditional CLEC offerings. With these services, we seek to provide customers with superior service and competitive prices while offering a single source for integrated communications services designed to meet our business customers' needs. Our facilities-based network infrastructure is designed to provide services to customers on an end-to-end basis. As of March 31, 2000, our network was comprised of 3,852 route miles of fiber in 38 local networks in 21 states, and state-of-the-art-equipment including 46 ATM switches, 51 routers, 28 voice switches and approximately 26,000 backbone long haul miles in a leased coast-to-coast broadband data network.

         With the passage of the federal Telecommunications Act of 1996, we enhanced the scope of our product offerings from dedicated services to a full range of switched voice, data and Internet services in order to meet the needs of business end-users. We are currently expanding our sales, marketing, customer care and operations support systems capabilities. We introduced local switched voice services, including local exchange services, in late 1996 and long distance services in late 1997. In late 1998, we announced that we would begin to eliminate our resale business. As of March 31, 2000, we had installed
181,436 customer access lines of which approximately 95% were on-switch. This represents a significant increase over the 135,134 access lines installed as of March 31, 1999 of which approximately 59% were on-switch.

         The development of our business and the construction, acquisition and expansion of our networks require significant capital expenditures. A substantial portion of these costs are incurred before realization of revenues. These expenditures, together with the associated early operating expenses, result in negative cash flow until an adequate customer base is established. However, as our customer base grows, we expect that incremental revenues can be generated with decreasing incremental operating expenses, which may provide positive contributions to cash flow. We have made specific strategic decisions to build high capacity networks with broad market coverage, which initially increases our level of capital expenditures and operating losses. However, we believe that over the long term this strategy will enhance our financial performance by increasing the traffic flow over our network.

         We formed ACSI Network Technologies, Inc., a wholly-owned subsidiary to pursue opportunities in fiber optic network design and construction with carriers, large end user customers and municipalities. ACSI NT provides full service network development solutions including business planning, market analysis, engineering, project management, construction and network monitoring center design.

                              --------------------

         e.spire is a Delaware corporation. Our principal executive offices are located at 12975 Worldgate Drive, Herndon, Virginia 20170, and our telephone number is (703) 639-6000.

                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

         Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks and you may lose all or part of your investment.

         This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus or the documents incorporated by reference.

WE HAVE A HISTORY OF LOSSES AND ANTICIPATE FUTURE LOSSES.

         Since formation, we have incurred significant net operating losses and negative cash flow from operating activities. As of March 31, 2000, we had an accumulated deficit of $720.4 million. During the year ended December 31, 1999 and the three months ended March 31, 2000, we incurred a net loss of $277.7 million and $82.1 million, respectively, and generated negative cash flow from operations of $167 million and $33.9 million, respectively. We expect to continue to incur negative cash flow for at least two years. There can be no assurance that we will achieve or sustain profitability or generate positive cash flow in the future.

WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL FINANCING FOR FUTURE GROWTH.

         We anticipate that current cash resources, together with amounts expected to be available through funding commitments described below, will be sufficient to fund continuing negative cash flow and required capital expenditures through 2000. To meet our additional remaining capital requirements and to successfully implement our strategy, we will be required to sell additional equity securities, increase our existing credit facilities, acquire additional credit facilities or sell additional debt securities, certain of which would require the consent of debt holders. Accordingly, we may not be able to obtain the additional financing necessary to satisfy our cash requirements or to implement our strategy successfully. As a result, we would be unable to fund our ongoing operations, which would have a material adverse effect on our business, results of operations and financial condition.

         Our further development and enhancement of new services will require substantial capital expenditures. The funding of these expenditures is dependent upon our ability to raise substantial financing. From our inception through March 31, 2000, we have raised net proceeds of approximately $1.3 billion from debt and equity financings. In the first quarter of 2000, we announced that we had entered into agreements to raise an additional $175 million from the sale of equity. On March 3, 2000 we completed the issuance of $100.7 million of securities. The issuance of the remaining securities may be subject to shareholder approval and no material adverse change in our business. We have also entered into a stand-by commitment for an additional $50 million in equity financing, subject to certain conditions. In 1999, we invested approximately $200 million in network and telecommunications equipment. We estimate that for 2000, capital required for implementation of our integrated networks and our other services and to fund negative cash flow, including interest payments, will be approximately $275 million. At March 31, 2000, our cash balance was approximately $119.0 million. In the future, we may consider potential acquisitions or other arrangements that may fit our strategic plan. Any acquisitions or arrangements that we might consider are likely to require additional equity or debt financing, which we will seek to obtain as required and may also require that we obtain the consent of our debt holders.

WE WILL HAVE SUBSTANTIAL FUTURE CASH OBLIGATIONS TO SERVICE OUR DEBT.

         Since formation, other than for the year ended June 30, 1996, our consolidated cash flow from operations has been negative. As a result, we have been required to pay our fixed charges, including interest on existing indebtedness and operating expenses, with the proceeds from sales of debt and equity securities. Under the terms of our debt securities, we will be required to satisfy substantially higher periodic cash debt service obligations in the future. Commencing in the years 2000 and 2001, cash interest on our 13% Senior Discount Notes due 2005 and 12-3/4% Senior Discount Notes due 2006, respectively, will be payable semi-annually at the rate of 13% per annum (approximately $24.7 million per year) and 12-3/4% per annum (approximately $15.3 million per year), respectively. In addition, we have substantial cash interest requirements with respect to our 13-3/4% Senior Notes due 2007 and our 10-5/8% Senior Discount Notes due 2008. As of March 31, 2000, we had approximately $821.6 million of consolidated outstanding long-term indebtedness. In addition, as of March 31, 2000, we had borrowed $164.0 million under our credit facilities. An additional $36.0 million is available under the credit facilities contingent on our obtaining an amendment to the financial covenants. As of December 31, 1999, our total consolidated liabilities were approximately $1.1 billion. We expect that we will incur additional indebtedness. Many factors, some of which are beyond our control, will affect our performance and, therefore, our ability to meet our ongoing obligations to repay our outstanding notes and our other debt. We may not be able to generate sufficient cash flow or otherwise obtain funds in the future to cover interest and principal payments associated with our outstanding notes and other debt.

         In addition, we have outstanding 14-3/4% Preferred Stock and the 12-3/4% Preferred Stock, on which dividends will be paid, at our option, either in cash or by the issuance of additional shares of preferred stock; provided, however, that after June 30, 2002, to the extent and so long as we are not precluded from paying cash dividends on the preferred stock by the terms of any then outstanding indebtedness or any other agreement or instrument to which we are then subject, we are required to pay dividends on the 14-3/4% Preferred Stock and 12-3/4% Preferred Stock in cash.

         The level of our indebtedness and our other obligations could have important consequences to holders of our common stock including the following:

         - the debt service requirements of our existing indebtedness and any additional indebtedness could make it difficult for us to make payments on our outstanding Notes and our Preferred Stock;

         - our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited;

         - any cash flow from the operations of certain of our subsidiaries may need to be dedicated to debt service payments and might not be available for other purposes;

         - our level of indebtedness could limit our flexibility in planning for, or reacting to changes in its business;

         - we are more highly leveraged than most of our competitors which may place us at a competitive disadvantage; and

         - our high degree of indebtedness will make us more vulnerable during a downturn in our business.

OUR DEBT INSTRUMENTS CONTAIN FINANCIAL AND OPERATING RESTRICTIONS WHICH WE HAVE NOT ALWAYS BEEN ABLE TO MAINTAIN.

         The indentures governing our outstanding Notes, our credit facilities and the certificates of designation relating to our 14-3/4% Preferred Stock and 12-3/4% Preferred Stock impose on us operating and financial restrictions. These restrictions affect, and in certain cases significantly limit or prohibit, among other things, our ability to incur additional indebtedness or create liens on our assets, pay dividends, sell assets, engage in mergers or acquisitions, or make investments. Failure to comply with any of these restrictions could limit the availability of borrowings or result in a default thereunder. In addition, the terms of any debt or equity financings undertaken by us to meet our future cash requirements could restrict our operational flexibility and thereby adversely affect our business, results of operations and financial condition.

         Our credit facilities contain financial covenants with which we must comply, including adjusted EBITDA (Earnings before interest, taxes, depreciation, amortization, and noncash compensation), debt to capital ratio, and capital expenditures. We were not in compliance with the financial covenants as of December 31, 1999 and March 31, 2000, resulting in a default under the credit facilities which allows the lenders to accelerate the maturity of the borrowings under the credit facilities. Any such acceleration would also result in the acceleration of other obligations, including our oustanding notes. In the event of an acceleration of our outstanding debt obligations, we would not have sufficient liquidity to meet our obligations. On April 13, 2000, we obtained a waiver of the event of non-compliance as of December 31, 1999 and the lenders agreed to a stand still on any actions related to such non-compliance until June 15, 2000. We are currently in discussions with our lenders and believe that we will be successful in amending our financial covenants on a going forward basis to amounts that we believe will allow for compliance. However, there can be no assurance that we will be successful in amending our covenants, that we will be in compliance with our debt covenants throughout 2000 or that our credit facilities will not be accelerated, causing an acceleration of other obligations. We have classified our obligation under the credit facilities as a current liability as a result of the debt covenant violation. Our outstanding notes cannot be accelerated unless payment of amounts due under the credit facilities is accelerated and therefore, remain classified as long-term obligations at March 31, 2000.

TO ACHIEVE OUR OBJECTIVES, WE WILL NEED TO SUCCESSFULLY MANAGE RAPID GROWTH.

         Subject to the sufficiency of our cash resources, we intend to continue to expand our business rapidly. Our future performance will depend, in large part, upon our ability to implement and manage our growth effectively. Our rapid growth has placed, and in the future will continue to place, a significant strain on our administrative, operational and financial resources. We anticipate that, if we are successful in expanding our business, we will be required to integrate our newest senior managers successfully and recruit and hire a substantial number of new managerial, finance, accounting and support personnel. Failure to retain and attract additional management personnel who can manage our growth effectively would have a material adverse effect on us and our growth. To manage our growth successfully, we will also have to continue to improve and upgrade operational, financial, accounting and information systems, controls and infrastructure as well as expand, train and manage our employees. In the event we are unable to upgrade our financial controls and accounting and reporting systems adequately to support our anticipated growth, our business, results of operations and financial condition could be materially adversely affected.

WE DEPEND ON BILLING, CUSTOMER SERVICES AND INFORMATION SYSTEMS FOR THE OPERATION OF OUR BUSINESS.

         Integrated management information and processing systems are vital to our growth and our ability to monitor costs, bill customers, provision customer orders and achieve operating efficiencies. As we transition to the provisioning of integrated communications services, our need for sophisticated billing and information systems will increase significantly. Our plans for the development and implementation of our billing systems rely, for the most part, on the delivery of products and services by third party vendors. Similarly, we are developing customer call centers to respond to service orders. Information systems are vital to the success of the call centers, and the information systems for these call centers are largely being developed by third party vendors. If these vendors fail to deliver these systems solutions in a timely and effective manner, and at acceptable costs, if we fail to adequately identity and integrate all of our information and processing needs, if our related processing or information systems fail, or if we fail to upgrade systems as necessary it would have a material adverse effect on our ability to reach our objectives, on our financial condition and on our results of operations.

WE DEPEND ON A SMALL NUMBER OF MAJOR CUSTOMERS AND INTERNET SERVICE PROVIDERS FOR A SIGNIFICANT PORTION OF OUR REVENUES.

         We receive a significant portion of our revenues from a small number of major customers, particularly the long distance carriers that service our markets. For the year ended December 31, 1999, approximately 34% of our revenues were attributable to access services provided to six of the largest long distance carriers, including services provided for the benefit of their customers. In addition, we derived approximately 5% of our 1999 revenues from services provided to Internet service providers, which operate in a highly competitive and uncertain environment. We are, and expect to continue to be, dependent upon such long distance carriers and Internet service providers as customers, and the loss of any one of the long distance carriers or certain of the Internet service providers as a customer could have a material adverse effect on our results of operations and financial condition. Additionally, customers who account for significant portions of our revenues may have the ability to negotiate prices for our services that are more favorable to the customer and that result in lower profit margins for us.

WE DEPEND UPON SUPPLIERS FOR KEY COMPONENTS OF OUR NETWORK INFRASTRUCTURE.

         We rely on other companies to supply certain key components of our network infrastructure, including telecommunications services, network capacity and switching and networking equipment, which, in the quantities and quality demanded by us, are available only from some or limited sources. We are also dependent upon other local exchange carriers to provide telecommunications services and facilities to us and our customers. We have from time to time experienced delays or other problems in receiving telecommunications services and facilities which we request, and we may not be able to obtain such services or facilities on the scale and within the time frames required by us at an affordable cost, or at all. Any failure to obtain such components, services or additional capacity on a timely basis, at an affordable cost, or at all, would have a material adverse effect on our business, financial condition and results of operations.

ANY FAILURE OF OUR NETWORK INFRASTRUCTURE SYSTEM WOULD NEGATIVELY AFFECT OUR BUSINESS.

         Our success in marketing our services to business and government users requires that we provide superior reliability, capacity and security through our network infrastructure. Our networks and the networks upon which we depend are subject to physical damage, power loss, capacity limitations, software defects, breaches of security (by computer virus, break-ins or otherwise) and other factors, certain of which may cause interruptions in service or reduced capacity for our customers. Interruptions in service, capacity limitations or security breaches could have a material adverse effect on our business, financial condition and results of operations.

OUR OPERATIONS AND OUR NETWORK DEPEND ON OUR ABILITY TO OBTAIN AND MAINTAIN RIGHTS-OF-WAY AND OTHER THIRD PARTY AGREEMENTS.

         In order to construct our networks, we must obtain local franchises and other permits, as well as rights to use underground conduit and aerial pole space and other rights-of-way. We also need rights to use conduits and other rights-of-way from entities such as local exchange carriers and other utilities, railroads, long distance companies, state highway authorities, local governments and transit authorities. We may not be able to maintain our existing franchises, permits and rights or to obtain and maintain the other franchises, permits and rights needed to implement our business plan on acceptable terms. Although we have no reason to believe that any of our existing arrangements will be canceled or will not be renewed as needed in the near future, the cancellation or non-renewal of certain of such arrangements could materially adversely affect our business in the affected metropolitan area. In addition, if we are unable to enter into and maintain any required arrangements for a particular network, including a network which is already under development, it may affect our ability to acquire or develop that network.

WE OPERATE IN A HIGHLY REGULATED INDUSTRY AND THERE CAN BE NO ASSURANCE THAT WE WILL RECEIVE THE REGULATORY APPROVALS TO CONDUCT OUR OPERATIONS.

         Our telecommunications services are subject to regulation by federal, state and local government agencies. Generally, Internet and certain data services are not directly regulated, although the underlying telecommunications services may be regulated in certain instances. We hold various federal and state regulatory authorizations for our regulated service offerings. The FCC has jurisdiction over our facilities and services to the extent those facilities are used in the provision of interstate or international telecommunications. State regulatory commissions also have jurisdiction over our facilities and services to the extent they are used in intrastate telecommunications. Municipalities and other local government agencies may require telecommunications services providers to obtain licenses or franchises regulating use of public rights-of-way necessary to install and operate their networks. The networks also are subject to certain other local regulations such as building codes and generally applicable public safety and welfare requirements. Many of the regulations issued by these regulatory bodies may change and are the subject of various judicial proceedings, legislative hearings and administrative proposals. We cannot predict what impact, if any, these proceedings or changes will have on our business or results of operations.

         The FCC regulates us as a nondominant common carrier, or one that is not considered to be dominant over other service providers in the relevant product or geographic markets in which it operates. Nondominant carriers are subject to lesser regulation than dominant carriers but remain subject to the general requirements that they offer just and reasonable rates and terms of service and do not unreasonably discriminate in the provision of services. We have obtained authority from the FCC to provide domestic interstate long distance services and international services between the United States and foreign countries and have filed the required tariffs. While we believe we are in compliance with applicable laws and regulations, we cannot assure you that the FCC or third parties will not raise issues with regard to our compliance.

         Under the federal Telecommunications Act of 1996, commonly referred to as the FTA, state and local legal requirements which prohibit or have the effect of prohibiting any entity from providing any intrastate or interstate telecommunications service are preempted. States and local authorities continue to have the authority to regulate, however, and to require telecommunications carriers to obtain certification, licenses, permits or similar approvals before providing services. Thus, our ability to provide additional intrastate services is dependent upon our receipt of requisite state regulatory approval. The inability to obtain the approvals necessary to provide intrastate switched services could have a material adverse effect on our business, results of operations and financial condition.

         The FTA imposes a duty upon all incumbent local exchange carriers, commonly referred to in our industry as ILECs, to negotiate in good faith with potential competitive telecommunications providers such as e.spire to provide interconnection to the ILEC's network, exchange local traffic, make unbundled network elements available and permit resale of most local telephone services. In the event that negotiations with the ILECs do not succeed, we have a right to seek arbitration with the state regulatory authority of any unresolved issues. Arbitration decisions involving interconnection arrangements in several states have been challenged and appealed to federal courts.

         Although passage of the FTA should result in increased opportunities for companies that are competing with the ILECs, current or future regulations adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry could have a material adverse effect on our business. In addition, although the FTA makes entry into the in-region long distance market by regional Bell operating companies conditional upon their offering of local interconnection arrangements to other telecommunications service providers, these ILECs may nonetheless delay the timely implementation of the required interconnection and other legal requirements.

         Internet-related information services are not currently subject to direct regulation by the FCC or any other U.S. agency other than regulation applicable to businesses generally. The FCC is considering whether additional regulations should be applied to Internet services and whether Internet service providers, or ISPs, should pay interexchange access charges and universal service fees. Moreover, as discussed below, the FTA and similar state laws create civil and criminal penalties for the knowing transmission of "indecent" material over the Internet. Additionally, the FTA may permit telecommunications companies, regional Bell operating companies or others to increase the scope or reduce the cost of their Internet access services. These and other changes in the regulatory environment relating to the telecommunications or Internet-related services industry could have an adverse effect on our Internet-related services business.

         We believe that we are entitled to receive reciprocal compensation from ILECs for the transport and termination of local traffic, including local traffic for the Internet, pursuant to various interconnection agreements. Some ILECs have not paid and/or have disputed these charges, arguing that ISP traffic is not local traffic as defined by the various agreements. Included in our telecommunications services revenues are revenues of approximately $38.9 million and $17.7 million for the years ended December 31, 1999 and 1998, respectively, and $15.6 million for the three months ended March 31, 2000 for reciprocal compensation. Since a significant portion of our customer base is comprised of ISPs, a failure by ILECs to pay ISP-related reciprocal compensation could have a substantial impact on our past and future revenues. The obligation of ILECs to remit such compensation currently is the subject of numerous proceedings at the FCC and state commissions, and in federal and state courts, including complaint proceedings initiated by us at state commissions and through commercial arbitration for collection of such compensation under interconnection agreements. Any final order by the FCC or a State Public Utility Commission in a state in which our interconnection agreements entitle us to reciprocal compensation, or a final determination by a federal or applicable state court, arbitration panel or federal legislation that limits reciprocal compensation owed for calls placed to ISPs, could have a material adverse effect on us.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY AND WE CANNOT BE CERTAIN THAT WE WILL BE ABLE TO EFFECTIVELY COMPETE.

         We operate in a highly competitive environment and currently do not have a significant market share in any of our markets. Most of our actual and potential competitors have substantially greater financial, technical, marketing and other resources (including brand name recognition) than we do. Also, the continuing trend toward business alliances in the telecommunications industry and the absence of substantial barriers to entry in the data and Internet services markets, could give rise to significant new competition.

         In each of our markets, our primary competitor is the ILEC serving that geographic area. ILECs are established providers of dedicated and local telephone services to all or virtually all telephone subscribers within their respective service areas. ILECs also have long-standing relationships with regulatory authorities at the federal and state levels. While recent FCC administrative decisions and initiatives provide increased business opportunities to voice, data and Internet service providers such as us, they also provide the ILECs with increased pricing flexibility for their private line and special access and switched access services. If future regulatory decisions afford the ILECs increased access services, pricing flexibility or other regulatory relief, such decisions could also have a material adverse effect on us and other competitors to the ILECs.

         In the local exchange market, we also face competition or prospective competition from several other carriers, many of which have significantly greater financial resources than us. For example, AT&T Communications, MCI Worldcom and Sprint Corporation, which historically have been purely long distance carriers, have each begun to offer local telecommunications services in major U.S. markets using their own facilities or by resale of the ILECs' or other providers' unbundled network elements or services. In addition to these long distance service providers, entities that currently offer or are potentially capable of offering local switched services include companies that have previously been known purely as competitive access providers, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and large customers who build private networks. These entities, upon entering into appropriate interconnection agreements or resale agreements with ILECs, including regional Bell operating companies, can offer single source local and long distance services, like those offered by us. New start-up companies also may enter markets and provide services in competition with us. In addition, a continuing trend towards business combinations and alliances in the telecommunications industry may create significant new competitors. Many of these combined entities may have resources far greater than ours. These combined entities may provide a bundled package of telecommunications products, including local and long distance telephony, that is in direct competition with the products offered by us.

         We will also face competition from various fixed wireless services, wireless communications services, FCC Part 15 unlicensed wireless radio devices, and other services that use existing point-to-point wireless channels on other frequencies. The FCC has issued or is in the process of issuing licenses for these services to provide broadband integrated telecommunications services on a point-to-point and/or point-to-multipoint basis. Many of these service providers have already raised substantial capital and have commenced building their wide-area networks, primarily in urban areas. Upon entering into appropriate interconnection agreements with ILECs, these service providers can provide integrated voice and data services comparable to those currently offered by us or intended to be offered by us. Many of these companies have announced plans to target small and medium-sized businesses and may enjoy certain advantages over us with respect to the speed with which they can deploy their own facilities directly serving end user premises to the extent that they need not lease or resell "last mile" facilities from the ILEC. In addition, the FCC has allocated a number of spectrum blocks for use by wireless devices that do not require site or network licensing. A number of vendors developed such devices that may compete with us, in particular for certain low data-rate transmission services.

         With respect to mobile wireless telephone system operators, the FCC has authorized cellular personal communications service and other cellular mobile radio service, also known as CMRS, providers to offer wireless services to fixed locations, rather than just to mobile customers, in whatever capacity such CMRS providers choose. Previously, cellular providers could provide service to fixed locations only on an ancillary or incidental basis. This authority to provide fixed as well as mobile services will enable CMRS providers to offer wireless local loop service and other services to fixed locations (e.g., office and apartment buildings) in direct competition with us and other providers of traditional wireless telephone service.

         Section 271 of the FTA prohibits a regional Bell operating company from providing long distance service that originates (or in certain cases terminates) in one of its in-region states until that company has satisfied the state regulatory authority and the FCC that certain statutory requirements have been met. The FCC has denied the following applications for such approval:
Southwestern Bell's Oklahoma application in June 1997; Ameritech Inc.'s Michigan application in August 1997; BellSouth's applications for South Carolina in December 1997; and two BellSouth applications for Louisiana, in February and October 1998. In December 1999, the FCC approved Bell Atlantic's Section 271 application for New York and thereby granted Bell Atlantic authority to provide long-distance service in New York. Southwestern Bell currently has pending before the FCC an application for Section 271 authority for the state of Texas. An FCC decision on that application is due in July 2000. We anticipate that several regional Bell operating companies will file additional applications for in-region long distance authority in 2000. The FCC has 90 days from the date an application for in-region long distance authority is filed to decide whether to grant or deny the application. Once these companies are allowed to offer widespread in-region long-distance services, they will be in a position to offer single-source long distance services.

         The market for data communications and Internet access services, including Internet protocol switching, is extremely competitive. There are no substantial barriers to entry, and we expect that competition will intensify in the future. Our success in this market will depend heavily upon our ability to provide high quality Internet connections and value-added Internet services at competitive prices. We believe that our ability to compete successfully depends on a number of factors, including:

         -   market presence;

         -   the ability to execute a rapid expansion strategy;

         - the capacity, reliability and security of our network infrastructure;

         -   ease of access to and navigation of the Internet;

         -   the pricing policies of our competitors and suppliers;

         - the timing of the introduction of new services by us and our competitors;

         -   our ability to support industry standards; and

         -   industry and general economic trends.

         Our subsidiary, ACSI NT, provides complete turnkey telecommunications infrastructure solutions to its customers throughout the United States. These services encompass initial design, planning and implementation of the data communications network and the construction of the network management center and required network management architecture. ACSI NT's customers are those that demand optimal network design and efficient network construction. These customers look to outside independent suppliers to meet growth needs and to address other high-level service and network management requirements. We believe that ACSI NT is one of the few suppliers that is able to provide the complete telecommunications infrastructure solutions that customers demand.

THE INDUSTRY IN WHICH WE OPERATE IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE WHICH COULD RENDER OUR OPERATIONS OBSOLETE.

         The telecommunications industry is subject to rapid and significant technological changes that materially affect the continued use of fiber optic cable or the electronics utilized in our networks. Future technological changes, including changes related to the emerging wireline and wireless transmission and switching technologies and Internet-related services and technologies, could have a material adverse effect on our business, results of operations and financial condition.

         The market for our telecommunications services is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new product and service introductions. We may not be able to successfully identify new service opportunities and develop and bring new services to market. Our pursuit of necessary technological advances may require substantial time and expense, and we may not succeed in adapting our telecommunications services business to alternate access devices, conduits and protocols.

THE SUCCESSFUL COMPLETION OF ANY STRATEGIC INVESTMENTS AND BUSINESS COMBINATIONS MAY REQUIRE SUBSTANTIAL CAPITAL AND THE INTEGRATION OF THE ACQUIRED BUSINESS.

         We may pursue one or more acquisitions of companies engaged in businesses similar to or related to our business. As consideration for such acquisitions, we may be required to incur additional indebtedness or issue capital. We may not be able to obtain such financing on favorable terms or at all. In addition, we from time to time engage in discussions with potential business partners looking toward formation of business combinations or strategic alliances that would expand the reach of our networks or services. We also may look to potential strategic investors who have expressed an interest in making an investment in us. Such acquisitions, combinations or alliances, if consummated, could divert our resources and our management's time, and would require integration with our existing networks and services. We may not be successful in completing any acquisitions, combinations or alliances or, if consummated, these transactions may not be on terms favorable to us or successfully integrated into our operations.

A BUSINESS COMBINATION OR SIMILAR TRANSACTION COULD REQUIRE US TO OFFER TO PURCHASE OUR OUTSTANDING NOTES.

         An investment, business combination or strategic alliance could constitute a Change of Control as that term is defined in the Indentures governing our outstanding Notes. This would require us to offer to purchase all the outstanding Notes. In the event that such a Change of Control occurs at a time when we do not have sufficient available funds to purchase all the outstanding Notes tendered or at a time when we are prohibited from purchasing the outstanding Notes, an event of default could occur under the relevant Indenture. A Change of Control could also be triggered by a sale of common stock by one or more of our principal stockholders to third parties.

THE POTENTIAL LIABILITY OF INTERNET ACCESS PROVIDERS IS UNCERTAIN.

         The law governing the liability of on-line services providers and Internet access providers for participating in the hosting or transmission of objectionable materials or information currently is unsettled. Because we do not hold ourselves out as editing or otherwise controlling the content of communications that traverse our systems, we are generally unaffected by government content regulation. On June 26, 1997, the U.S. Supreme Court ruled unconstitutional provisions of the FTA, referred to as the Communications Decency Act, which restricted transmission of "indecent" or "patently offensive" material over the Internet, though it upheld restrictions on transmission of obscene material. Congress attempted to remedy the constitutional defects of the Constitutional Decency Act in 1998 by adopting the Child Online Protection Act, but on February 1, 1999, a federal district court judge issued a preliminary injunction against enforcement of that legislation on the ground that it, too, will probably be held unconstitutional.

         In recent years, Congress has adopted legislation designed to limit the liability of data communications and online service providers. On November 12, 1997, the U.S. Court of Appeals for the Fourth Circuit ruled that under certain defined circumstances the FTA protects interactive computer service providers from liability for defamatory material posted on their systems by third parties. The Supreme Court declined to review that case on June 22, 1998. The Digital Millennium Copyright Act, signed into law on October 28, 1998, provides limitations against liability for online copyright infringement, provided that certain conditions are met. Both acts are subject to interpretation, however, and it is not certain that we will be able to make successful use of the defenses provided if plaintiffs were to accuse us of facilitating the dissemination of defamatory or copyright-infringing material. Moreover, those statutes do not address every potential form of content liability. For example, some courts have held that communications companies can be held liable for consequential damages if they are grossly negligent or engage in willful misconduct that delays or distorts the transmission of important or time-sensitive information.

         While the outcome of these activities is uncertain, the ultimate imposition of potential liability on Internet access providers for information which they host, distribute or transport could materially change the way they must conduct business. To avoid undue exposure to such liability, Internet access providers could be compelled to engage in burdensome investigation of subscriber materials or even discontinue offering services altogether. Any such event could have a material adverse effect on our business, results of operations and financial condition.

OUR SUCCESS DEPENDS ON MAINTAINING THE EMPLOYMENT OF KEY PERSONNEL.

         We are currently managed by a small number of key management and operating personnel whose efforts will largely determine our success. Our success also depends upon our ability to hire and retain qualified operating, marketing, sales, financial, accounting and technical personnel. Competition for qualified personnel in the telecommunications industry is intense and, accordingly, we may not be able to continue to hire or retain necessary personnel. The loss of key management personnel would likely have a material adverse impact on our business, results of operations and financial condition.

THE ABILITY OF CERTAIN SIGNIFICANT STOCKHOLDERS AND MANAGEMENT TO CONTROL MATTERS TO BE VOTED ON BY STOCKHOLDERS COULD NEGATIVELY AFFECT OTHER STOCKHOLDERS.

         As of December 31, 1999, our directors and executive officers beneficially owned approximately 5.2% of our outstanding common stock. As of such date approximately 29% of the outstanding common stock was beneficially owned by The Huff Alternative Inc. Fund, L.P., the designees of which occupy five of seven positions on our board of directors, and approximately 9.2% was beneficially owned by ING Equity Holdings Inc. In addition, Huff is the beneficial owner of approximately 13% of the 14-3/4% Preferred Stock, which shares have voting rights under certain circumstances, and ING Baring (U.S.) Securities, Inc., which is affiliated with the limited partner of ING, is the beneficial owner of 7.4% of such Preferred Stock. On March 3, 2000, Huff also purchased shares of Series A Convertible Preferred Stock and warrants which are convertible into or exercise for, as the case may be, an aggregate of 10,274,344 shares of common stock. Accordingly, if any of these parties choose to act together, these persons will be able to control the election of the board of directors and other matters voted upon by stockholders.

THE OUTCOME OF CERTAIN LITIGATION AGAINST US IS UNCERTAIN.

         We and three of our former officers have been the subject of several purported class action lawsuits filed in the United States District Court for the District of Maryland. These lawsuits allege that we and such officers violated federal securities laws in connection with financial reporting and disclosure during the period of August 12, 1999 through March 30, 2000. The plaintiffs in each complaint assert that the intent of these allegedly false statements was to artifically inflate the stock price so that: insiders could profit; we could continue our acquisition spree; and we would continue in compliance with our debt covenants. The suits purport to be on behalf of those who purchased our stock during that time period. Although we believe, based upon our review of the complaints filed to date and our review of the underlying facts, the complaints are without merit and we intend to vigorously defend ourselves in these lawsuits, we cannot assure you that we will not be held liable for damages in these cases. The plaintiffs are seeking an unasserted amount of damages.

THERE IS A LIMITED TRADING MARKET FOR OUR COMMON STOCK AND THE PRICE OF THE COMMON STOCK HAS BEEN VOLATILE.

         Our common stock has been listed on Nasdaq since May 22, 1996, and has experienced significant price volatility. There can be no assurance that the common stock will be traded more actively in the future or that its price fluctuations will be less volatile. The market price of our common stock could be subject to wide fluctuations in response to quarterly variations in our results of operations, changes in earnings estimates by analysts, conditions in the telecommunications industry or general market or economic conditions. In addition, in recent years, the stock market has experienced price and volume fluctuations. These fluctuations often have had a particularly substantial effect on the market prices for many emerging growth companies, often unrelated to their specific operating performances. These market fluctuations could adversely affect the market price of our common stock.

FUTURE SALES OF OUR COMMON STOCK MAY AFFECT THE MARKET PRICE.

         As of March 31, 2000, we had 51,990,718 shares of common stock outstanding shares. All of common stock offered hereby will be freely transferable without restriction under the Securities Act. Substantially all of the remaining shares outstanding, other than the 13,160,000 shares sold by us in registered offerings are "restricted securities" as that term is defined in Rule 144 under the Securities Act. However, substantially all of such shares not held by our affiliates are freely transferable under Rule 144(k).

         In addition, we had 24,985,943 shares reserved for issuance upon exercise of options and warrants outstanding on December 31, 1999 and in connection with our employee stock purchase plans, which have been registered under the Securities Act on Form S-3 or Form S-8 registration statements. Accordingly, the shares issued upon exercise of such options or warrants or in connection with the employee stock purchase plans, will be freely transferable unless held by our affiliates.

         The future sale pursuant to Rule 144 or pursuant to a registration statement for the outstanding restricted shares of common stock or the common stock underlying the options and warrants, the future sale of common stock for our own account, or the exercise of registration rights by any security holder or the perception that such sales or exercise could occur, could have an adverse effect on the market price of the common stock and could impair our ability to raise capital through an offering of common stock.

OUR NETWORK MAY EXPERIENCE PROBLEMS RELATED TO THE YEAR 2000.

         As of the date of this prospectus, our network has operated without any apparent Year 2000-related problems and appears to be Year 2000 compliant. We are not aware that any of our primary vendors or systems maintained by third parties have experienced significant Year 2000 compliance problems. However, while no such problem has been discovered as of the date of this prospectus, Year 2000 issues may not become apparent immediately and, therefore, we may be affected in the future. We will continue to monitor the issue and work to remediate any Year 2000 issues that may arise.

                                 USE OF PROCEEDS

         All of the shares of common stock offered pursuant to this prospectus are being offered by the selling shareholder listed under "Selling Shareholder." We will not receive any proceeds from sales of common stock by the selling shareholder.

                              SELLING SHAREHOLDER

         The shares of common stock being offered by the selling shareholder were issued to the selling shareholder in a transaction exempt from registration under the Securities Act. Mr. Van Arnem received the shares to be sold by him in connection with the settlement of litigation brought by him against us arising from our acquisition of our subsidiary Cybergate Inc. We denied the allegations in Mr. Van Arnem's lawsuit but deemed it in our best interest to settle the matter. Mr. Van Arnem received certain registration rights in connection with the issuance of the stock being offered by him pursuant to this prospectus.

         The following table sets forth information as of April 30, 2000 with respect to the selling shareholder and the respective number of shares of common stock beneficially owned by the selling shareholder:

                                                                                                Ownership Upon
                                                                                           Completion Of Offering
                                                      Shares Owned        Shares Being    ------------------------
Name and Address                                      Prior to Offering   Offered          Share       Percentage
------------------------------------------------      -----------------   ------------    ------------------------
Harold L. Van Arnem                                        425,825           46,444        379,381         *
1301 West Newport
Center Drive
Deerfield Beach, FL 33442

----------------------
* Less than 1%.





                              PLAN OF DISTRIBUTION

         The selling shareholder may sell the common stock being offered by the prospectus directly to other purchasers, or to or through dealers or agents. To the extent required, a prospectus supplement with respect to the common stock will set forth the terms of the offering of the common stock, including the name(s) of any dealer or agents, the number of shares of common stock to be sold, the price of the common stock and any underwriting discount or other items constituting underwriters' compensation.

         The common stock offered hereby may be sold from time to time directly by the selling shareholder or, alternatively, through broker-dealers or agents. Such common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions) (1) on any national securities exchange for quotation services on which the common stock may be listed or quoted at the time of sale, (2) in the over-the-counter market,
(3) in transactions other than on such exchanges or services or in the over-the-counter market, or (4) through the writing of options. In connection with sales of the common stock, the selling shareholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of such common stock in the course of hedging the positions they assume. The selling shareholder may also sell the common stock offered hereby short and deliver such common stock to close out such short positions, or loan or pledge such common stock to broker-dealers that in turn may sell such securities. Some of the common stock offered hereby also may be sold pursuant to Rule 144 under the Securities Act.

         The selling shareholder and any such brokers, dealers or agents may be deemed "underwriters" as that term is defined by the Securities Act.

         If a dealer is used in the sale of any common stock where this prospectus is delivered, the selling shareholder may sell such common stock to the public at varying prices to be determined by such dealer at the time of resale. To the extent required, the name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

         In connection with the sale of common stock, dealers or agents may receive compensation from the selling shareholder or from purchasers of such common stock for whom they may act as agents in the form of discounts, concessions, or commissions. Agents and dealers participating in the distribution of the common stock may be deemed to be underwriters, and any compensation received by them and any profit on the resale of common stock by them may be deemed to be underwriting discounts or commissions under the Securities Act.

         Pursuant to agreements entered into among us and the selling shareholder, we have agreed to pay all costs and expenses associated with the registration of the shares of common stock to be sold pursuant to this prospectus under the Securities Act. In addition, the selling shareholder may be entitled to indemnification against certain liabilities pursuant to these agreements.

                                  LEGAL MATTERS

         The validity of the issuance of shares of common stock offered by us in this offering will be passed upon for us by Dorsey & Whitney LLP, New York, New York.

                                     EXPERTS

         The consolidated financial statements and schedule of e.spire Communications, Inc. as of December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 46,444 SHARES



                          s.Spire COMMUNICATIONS, INC.


                                  COMMON STOCK


                                 ---------------


                                   PROSPECTUS


                                 ---------------







                                __________, 2000

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses (all of which are estimated other than the SEC fee) in connection with the distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:

        Securities and Exchange Commission Registration Fee .................................    $   49
        NASDAQ National Market Qualification Fee ............................................         *
        Printing and Engraving Expenses .....................................................         *
        Legal Fees and Expenses .............................................................         *
        Accounting Fees and Expenses ........................................................         *
        Miscellaneous Fees and Expenses .....................................................         *
                                                                                                 -------
                   Total ....................................................................    $    *
                                                                                                 =======

        *  To be completed by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Third Amended and Restated Certificate of Incorporation provides that a director of the Registrant shall not be personally liable for monetary damages to the Registrant or its stockholders for breach of fiduciary duty as a director, except for liability, (i) for any breach of the director's duty of loyalty to such corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemption as provided in Section 174 of the Delaware General Corporation Law (the "DGCL") or (iv) for any transaction from which the director derived an improper personal benefit.

         The Third Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of the Registrant further provide that directors and officers of the Registrant (as well as agents and employees of the Registrant at the discretion of the Board of Directors of the Registrant) shall, to the fullest extent authorized by the DGCL or any other applicable laws then in effect, be indemnified against liabilities arising from their services as directors and officers. The Registrant has entered into indemnification agreements with each of its executive officers and directors to reimburse them for certain liabilities incurred in connection with the performance of their fiduciary duties.

         Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of chancery or such other court shall deem proper.

         Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in that opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      (a) Exhibits

      The following exhibits are filed as part of this Registration Statement:

      EXHIBIT
      NUMBER  DESCRIPTION

       4.1 Third Amended and Restated Certificate of Incorporation of the Registrant.(1)

       4.2    Amended and Restated By-Laws of the Registrant, as amended.(2)

       4.3    Form of Specimen Common Stock Certificate of Registrant. (3)

       5.1 Opinion of Dorsey & Whitney LLP regarding the validity of the securities being registered.*

       23.1   Consent of KPMG LLP, independent auditors (included on page II-6).

       23.2   Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).*

       24.1   Powers of Attorney (included in the signature page hereof).

       ----------
       *   To be filed by amendment

       (1) Previously filed as an exhibit to the Registrant's Registration Statement on Form S-8 (File No. 333-58457) and incorporated by reference.

       (2) Previously filed as an exhibit to the Registrant's Registration Statement on Form S-8 (File No. 333-71387) and incorporated by reference.

       (3) Previously filed as an exhibit to the Registration Statement on Form SB-2 (File No. 33-87200) and incorporated by reference.

     (b) Financial Statement Schedules

         Schedules are omitted because they are either not required, are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall by deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item 15. Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment to the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Herndon, State of Virginia, on the 17th day of May, 2000.

                              e.spire Communication, Inc.

                              By: /s/ George F. Schmitt
                                 ------------------------------------
                                  Name:  George F. Schmitt
                                  Title: Chairman of the Board of Directors and Interim Chief Executive Officer

         KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint George F. Schmitt and Juliette Pryor, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement including without limitation any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully, for all intents and purposes, as he could or might do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                                    TITLE                                                DATE
-----------------------------------------   -------------------------------------------------   --------------------


/s/ George F. Schmitt
-----------------------------------------
George F. Schmitt                            Chairman of the Board of Directors and Interim       May 17, 2000
                                             Chief Executive Officer
                                                  (principal executive officer)

/s/ Bradley E. Sparks
-----------------------------------------
Bradley E. Sparks                            Interim Chief Financial Officer
                                                  (principal financial officer)                   May 17, 2000

/s/ Sean S. Scarlis
-----------------------------------------
Sean S. Scarlis                              Interim Chief Accounting Officer                     May 17, 2000
                                                  (principal accounting officer)

/s/ William R. Huff
-----------------------------------------
William R. Huff                              Vice Chairman of the Board of Directors              May 17, 2000



-----------------------------------------
Edwin M. Banks                               Director


/s/ Christopher L. Rafferty
-----------------------------------------
Christopher L. Rafferty                      Director                                             May 17, 2000



-----------------------------------------
Frederick Galland                            Director


/s/ Joseph R. Thorton
-----------------------------------------
Joseph R. Thorton                            Director                                             May 17, 2000


/s/ Peter C. Bentz
-----------------------------------------
Peter C. Bentz                               Director                                             May 17, 2000